Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated May 26, 2011

The MITTS are being offered by Bank of America Corporation (“BAC”). The MITTS will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the MITTS involves a number of risks. There are important differences between the MITTS and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. MITTS:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.25	$
Proceeds, before expenses, to Bank of America Corporation	$9.75	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.20 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.75 per unit and $0.00 per unit, respectively.

*Depending on the date the MITTS are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
June , 2011

Units Pricing Date* June     , 2011

Market Index Target-Term Securities® Settlement Date* July     , 2011

Linked to the Dow Jones Industrial AverageSM, Maturity Date* June     , 2016

due June     , 2016 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Market Index Target-Term Securities®

The MITTS have a maturity of approximately five years

The MITTS provide 100% participation in increases in the level of the Dow Jones Industrial AverageSM (the “Index”), subject to a cap of between 70% and 80%

90% principal protected at maturity against decreases in the level of the Index

Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Market Downside Protection

Summary

The Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due June     , 2016 (the “MITTS”) are our senior unsecured debt securities. The MITTS are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of BAC. The MITTS provide investors with a 100% participation rate in increases in the level of the Dow Jones Industrial AverageSM (the “Index”) from the Starting Value of the Index to the Ending Value of the Index subject to a maximum return of 70% to 80% over the Original Offering Price. Investors must be willing to forgo interest payments on the MITTS, be willing to accept a return that is capped, and a return that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately five years
Market Measure:	Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”)
Starting Value:	The closing level of the Market Measure on the pricing date. The Starting Value will be determined on the pricing date.
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-31 of product supplement MITTS-4.

Capped Value:	$17.00 to $18.00 per unit of the MITTS, which represents a return of 70% to 80% over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, determined on the pricing date.
Participation Rate:	100%
Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the MITTS includes the underwriting discount of $0.25 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Market Index Target-Term Securities®	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS at maturity, based upon the Participation Rate of 100%, the Minimum Redemption Amount of $9.00 (per unit), and a hypothetical Capped Value of $17.50 (a 75% return), the midpoint of the Capped Value range of $17.00 to $18.00. The blue line reflects the hypothetical return on the MITTS, while the dotted gray line reflects the hypothetical return of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of hypothetical Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 100%, the Base Value of $10.00 (per unit), a hypothetical Starting Value of 12,548.37, which was the closing level of the Index on May 16, 2011, the Minimum Redemption Amount of $9.00 (per unit), and a hypothetical Capped Value of $17.50 (per unit), the midpoint of the Capped Value range of $17.00 to $18.00.

Example 1 — The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	12,548.37
Hypothetical Ending Value:	10,038.70

Hypothetical Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(12,548.37 – 10,038.70)	]	= $8.00 and (b) $9.00
12,548.37

Hypothetical Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the $9.00 Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is 95% of the hypothetical Starting Value:

Hypothetical Starting Value:	12,548.37
Hypothetical Ending Value:	11,920.95

Hypothetical Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(12,548.37 – 11,920.95)	]	= $9.50 and (b) $9.00
12,548.37

Hypothetical Redemption Amount (per unit) = $9.50

Example 3 — The hypothetical Ending Value is 130% of the hypothetical Starting Value:

Hypothetical Starting Value:	12,548.37
Hypothetical Ending Value:	16,312.88

Hypothetical Redemption Amount (per unit) = $10 +	[	$10 × 100% ×	(16,312.88 – 12,548.37)	]	= $13.00
12,548.37

Hypothetical Redemption Amount (per unit) = $13.00

Example 4 — The hypothetical Ending Value is 210% of the hypothetical Starting Value:

Hypothetical Starting Value:	12,548.37
Hypothetical Ending Value:	26,351.58

Hypothetical Redemption Amount (per unit) = the lesser of (a) $10 +	[	$10 × 100% ×	(26,351.58 – 12,548.37)	]	= $21.00 and (b) $17.50
12,548.37

Hypothetical Redemption Amount (per unit) = $17.50 (The Redemption Amount cannot be greater than the Capped Value)

Market Index Target-Term Securities®	TS-3

The following table illustrates, for a hypothetical Starting Value of 12,548.37 (the closing level of the Index on May 16, 2011) and a range of hypothetical Ending Values:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the MITTS (rounded to two decimal places); and

▪	the hypothetical total rate of return to holders of the MITTS.

The table below reflects the Participation Rate of 100%, the Base Value of $10.00 (per unit), the Minimum Redemption Amount of $9.00 (per unit), and a hypothetical Capped Value of $17.50 (per unit), the midpoint of the Capped Value range of $17.00 to $18.00.

Hypothetical Ending Value(1)		Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the MITTS
6,274.19		-50.00%	$9.00		-10.00%
7,529.02		-40.00%	$9.00		-10.00%
8,783.86		-30.00%	$9.00		-10.00%
10,038.70		-20.00%	$9.00		-10.00%
11,293.53		-10.00%	$9.00	(3)	-10.00%
11,920.95		-5.00%	$9.50		-5.00%
12,234.66		-2.50%	$9.75		-2.50%
12,548.37	(2)	0.00%	$10.00		0.00%
12,862.08		2.50%	$10.25		2.50%
13,175.79		5.00%	$10.50		5.00%
13,803.21		10.00%	$11.00		10.00%
15,058.04		20.00%	$12.00		20.00%
16,312.88		30.00%	$13.00		30.00%
17,567.72		40.00%	$14.00		40.00%
18,822.56		50.00%	$15.00		50.00%
20,077.39		60.00%	$16.00		60.00%
21,332.23		70.00%	$17.00		70.00%
22,587.07		80.00%	$17.50	(4)	75.00%
23,841.90		90.00%	$17.50		75.00%
25,096.74		100.00%	$17.50		75.00%

(1)

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)	This is the hypothetical Starting Value, which was the closing level of the Index on May 16, 2011. The actual Starting Value will be determined on the pricing date.

(3)	The hypothetical Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the MITTS.

(4)

The hypothetical Redemption Amount cannot exceed the hypothetical Capped Value of $17.50 per unit of the MITTS (the midpoint of the Capped Value range of $17.00 to $18.00). The actual Capped Value will be determined on the pricing date.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Market Index Target-Term Securities®	TS-4

Risk Factors

There are important differences between the MITTS and a conventional debt security. An investment in the MITTS involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the MITTS in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return on the MITTS, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the Index or the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be competitive terms for the MITTS while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the MITTS described on page TS-6. The price at which you may sell the MITTS in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the MITTS. MLPF&S is not obligated to make a market for, or to repurchase, the MITTS.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪

Dow Jones Trademark Holdings, LLC (“Dow Jones”), and CME Group Index Services LLC (“CME Indexes”) may adjust the Index in a way that affects its level, and Dow Jones and CME Indexes have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.

▪	Payments on the MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the MITTS.

▪	Purchases and sales by us and our affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the MITTS and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Market Index Target-Term Securities®	TS-5

Investor Considerations

You may wish to consider an investment in the MITTS if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪	You accept that you may lose up to 10% of your original investment if the Ending Value is less than the Starting Value.

▪	You accept that the return on the MITTS will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the MITTS. You understand that secondary market prices for the MITTS, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the MITTS.

The MITTS may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the MITTS to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the MITTS prior to maturity

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the MITTS.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the MITTS occurs more than three business days from the pricing date, purchasers who wish to trade the MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The MITTS will not be listed on any securities exchange. In the original offering of the MITTS, the MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the MITTS. Accordingly, offerings of the MITTS will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the MITTS from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the MITTS are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the MITTS, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “General Risks Relating to MITTS,” beginning on page S-13 and “Use of Proceeds” on page S-28 in Product Supplement No. MITTS-4.

MLPF&S will not receive an underwriting discount for MITTS sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the MITTS, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the MITTS, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Market Index Target-Term Securities®	TS-6

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of Dow Jones Indexes, the marketing name of CME Group Index Services LLC (“CME Indexes”), and is subject to change by Dow Jones Indexes. Dow Jones Indexes has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones Indexes discontinuing publication of the Index are discussed in the section beginning on page S-49 of product supplement MITTS-4 entitled “Description of the MITTS—Discontinuance of a Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The “DJIASM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes and has been licensed for use. “Dow Jones”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use for certain purposes by us. The MITTS based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates and Dow Jones, CME Indexes and their respective affiliates make no representation regarding the advisability of investing in the MITTS.

Publication of the Index

Unless otherwise stated, all information on the Index provided in this term sheet is derived from Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes. The Index is a price-weighted index, which means an underlying stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. The Index is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Index tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Index is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire Index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Index are made entirely by the Averages Committee without consultation with the corporations represented in the Index, any stock exchange, any official agency or us. Changes to the common stocks included in the Index tend to be made infrequently, and the underlying stocks of the Index may be changed at any time for any reason. The companies currently represented in the Index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

The Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Index have been changed on a relatively infrequent basis. Nine main groups of companies constitute the Index, with the approximate sector weights of the Index as of April 29, 2011 indicated in parentheses: Industrials (23.78%); Technology (16.41%); Consumer Services (12.62%); Oil & Gas (11.66%); Financials (10.06%); Consumer Goods (9.80%); Health Care (7.24%); Basic Materials (4.36%); and Telecommunications (4.07%).

Computation of the Index

The level of the Index is the sum of the primary exchange prices of each of the 30 component stocks included in the Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the Index. Because the Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Index. The current divisor of the Index is published daily in the WSJ and other publications. In addition, other statistics based on the Index may be found in a variety of publicly available sources.

Market Index Target-Term Securities®	TS-7

The following table presents the listing symbol, industry group, price per share, and component stock weight for each of the component stocks in the Index based on publicly available information on April 29, 2011.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Component Stock Weight(2)
3M Co.	MMM	Diversified Industrials	$97.21	5.74%
Alcoa Inc.	AA	Aluminum	$17.00	1.00%
American Express Company	AXP	Consumer Finance	$49.08	2.90%
AT&T Inc.	T	Fixed Line Telecommunications	$31.12	1.84%
Bank of America Corporation	BAC	Banks	$12.28	0.73%
The Boeing Company	BA	Aerospace	$79.78	4.71%
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	$115.41	6.82%
Chevron Corporation	CVX	Integrated Oil & Gas	$109.44	6.47%
Cisco Systems Inc.	CSCO	Networking Products	$17.56	1.04%
The Coca-Cola Company	KO	Soft Drinks	$67.46	3.99%
E.I. DuPont De Nemours and Company.	DD	Commodity Chemicals	$56.79	3.36%
Exxon Mobil Corporation	XOM	Integrated Oil & Gas	$88.00	5.20%
General Electric Company	GE	Diversified Industrials	$20.45	1.21%
Hewlett-Packard Company	HPQ	Computer Hardware	$40.37	2.39%
Home Depot Inc.	HD	Home Improvement Retailers	$37.14	2.19%
Intel Corporation	INTC	Semiconductors	$23.19	1.37%
International Business Machines Corporation	IBM	Computer Services	$170.58	10.08%
Johnson & Johnson	JNJ	Pharmaceuticals	$65.72	3.88%
JPMorgan Chase & Co.	JPM	Banks	$45.63	2.70%
Kraft Foods Inc. Class A	KFT	Food Products	$33.58	1.98%
McDonald’s Corporation	MCD	Restaurants & Bars	$78.31	4.63%
Merck & Co., Inc.	MRK	Pharmaceuticals	$35.95	2.12%
Microsoft Corporation	MSFT	Software	$26.02	1.54%
Pfizer Inc.	PFE	Pharmaceuticals	$20.96	1.24%
The Procter & Gamble Company	PG	Nondurable Household Products	$64.90	3.83%
The Travelers Companies, Inc.	TRV	Insurance	$63.28	3.74%
United Technologies Corporation	UTX	Aerospace	$89.58	5.29%
Verizon Communications Inc.	VZ	Fixed Line Telecommunications	$37.78	2.23%
Wal-Mart Stores, Inc.	WMT	Broadline Retailers	$54.98	3.25%
The Walt Disney Company	DIS	Broadcasting & Entertainment	$43.10	2.55%

(1)

The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the MITTS as to the performance of the Index or any component stock included in the Index. Beneficial owners of the MITTS will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)	Information obtained from Bloomberg Financial Markets.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. Dow Jones and CME Indexes do not guarantee the accuracy or the completeness of the Index or any data included in the Index. Dow Jones and CME Indexes assume no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. Dow Jones and CME Indexes disclaim all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the MITTS at maturity.

Market Index Target-Term Securities®	TS-8

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through April 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the MITTS may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the MITTS. On May 16, 2011, the closing level of the Index was 12,548.37.

Before investing in the MITTS, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

The “DJIASM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes and has been licensed for use. “Dow Jones”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones and have been licensed for use for certain purposes by us. The MITTS based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates and Dow Jones, CME Indexes and their respective affiliates make no representation regarding the advisability of investing in the MITTS.

The only relationship of Dow Jones, CME Indexes, or any of their respective affiliates to us is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the DJIASM, which is determined, composed and calculated by CME Indexes without regard to us or the MITTS. Dow Jones and CME Indexes have no obligation to take the needs of us or the owners of the MITTS into consideration in determining, composing, or calculating DJIASM. Dow Jones, CME Indexes, and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the MITTS to be issued or in the determination or calculation of the equation by which the MITTS are to be converted into cash. Dow Jones, CME Indexes, and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the MITTS. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the MITTS currently being issued by us, but which may be similar to and competitive with the MITTS. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the DJIASM. It is possible that this trading activity will affect the value of the DJIASM and the MITTS.

Market Index Target-Term Securities®	TS-9

DOW JONES, CME INDEXES, AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIASM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME INDEXES, AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE MITTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIASM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME INDEXES, AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIASM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME INDEXES, OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME INDEXES AND US, OTHER THAN THE LICENSORS OF CME INDEXES.

Market Index Target-Term Securities®	TS-10

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the MITTS, we intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a MITTS without regard to cash, if any, received on the MITTS.

•

Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of MITTS or other instruments with terms substantially the same as the MITTS. However, although the matter is not free from doubt, under current law, each MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS. You should be aware, however, that the IRS is not bound by our characterization of the MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS for U.S. federal income tax purposes. If the MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a MITTS had the MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS. The following summary assumes that the MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the MITTS at maturity will depend on the performance of the Index. Accordingly, we intend to take the position that the MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the MITTS. Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder’s tax basis in a MITTS generally will equal the cost of that MITTS, increased by the amount of OID previously accrued by the holder for that MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Market Index Target-Term Securities®	TS-11

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 3.3103% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the MITTS as if the MITTS had been issued on July 1, 2011 and were scheduled to mature on June 24, 2016. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the MITTS, which would consist of a single payment of $11.7776 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the MITTS During Accrual Period (per Unit of the MITTS)	Total Interest Deemed to Have Accrued on the MITTS as of End of Accrual Period (per Unit of the MITTS)
July 1, 2011 to December 31, 2011	$0.1664	$0.1664
January 1, 2012 to December 31, 2012	$0.3394	$0.5058
January 1, 2013 to December 31, 2013	$0.3507	$0.8565
January 1, 2014 to December 31, 2014	$0.3624	$1.2189
January 1, 2015 to December 31, 2015	$0.3745	$1.5934
January 1, 2016 to June 24, 2016	$0.1842	$1.7776

Hypothetical Projected Redemption Amount = $11.7776 per unit of the MITTS.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Market Index Target-Term Securities®	TS-12

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market-downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“MITTS®” and “Market Index Target-Term Securities®” are our registered service marks.

Market Index Target-Term Securities®	TS-13